Exhibit 99.10

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

July 15, 2021

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attn: Transaction Committee of the Board of Directors

RE:	Proxy Statement / Prospectus of Reinvent Technology Partners Y (“RTPY”) which forms part of the
Registration Statement on Form S-4 of RTPY (the “Registration Statement”).

Dear Members of the Transaction Committee:

Reference is made to our opinion letter (“opinion”), dated July 14, 2021, to the Transaction Committee of the Board of Directors (the “Transaction Committee”) of RTPY. We understand that RTPY has determined to include our opinion in the Proxy Statement / Prospectus of RTPY (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Transaction Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RTPY,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS— The Transaction Committee’s Reasons for the Business Combination,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Opinion of Houlihan Lokey,” “BCA PROPOSAL—Background to the Business Combination,” “BCA PROPOSAL— The Transaction Committee’s Reasons for the Business Combination,” and “BCA PROPOSAL— Opinion of Houlihan Lokey” and to the inclusion of our opinion as Annex K to the Proxy Statement / Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

/s/ Houlihan Lokey Capital, Inc.